Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-292793) and Form S-8 (333-281028) of our report dated October 6, 2025, relating to the financial statements of DiamR Biosciences Corp. appearing in this Current Report on Form 6-K of Aptorum Group Limited dated March 31, 2026.

/s/ CBIZ CPAs P.C.

New York, NY

March 31, 2026